Exhibit 99.1
Investor Relations Contact:
Raphael Gross of ICR
203.682.8200
Kona Grill Announces Closing of $1.2 Million Financing
Scottsdale, AZ—(Globe Newswire)—March 6, 2009 — Kona Grill, Inc. (Nasdaq: KONA) today announced that it has closed on its offering of $1.2 million in aggregate principal amount of 10% unsecured subordinated notes (the “Notes”) in a private offering to certain large holders of the Company’s common stock. For each $100,000 issued in Notes, the Company issued to the noteholder three-year warrants to purchase 10,000 shares of the Company’s common stock at an aggregate exercise price per share of $2.29, which was equal to 120% of the five-day average of the closing price of the Company’s common stock during the five trading days prior to the date of issuance. The Company intends to use the net proceeds from the offering to supplement the Company’s operating cash flows and fund capital expenditure requirements.
Under the terms of the offering, as soon as reasonably practicable after filing its Annual Report on Form 10-K for the year ended December 31, 2008, the Company will file with the Securities and Exchange Commission a registration statement to commence a rights offering with targeted gross proceeds of at least $2.5 million. Each stockholder of the Company will have the right to purchase additional shares of common stock as determined by the number of shares of common stock held as of the record date of the rights offering, at a per share subscription price to be determined by the Company’s Board of Directors.
As previously disclosed, the Company’s Board of Directors has established a special committee comprised of independent directors to work closely with management and the Company’s outside professional advisors to identify, review and oversee the structuring, negotiation and execution of all reasonable financing alternatives in the best interests of the Company and its stockholders. The Notes offering is the first such form of financing which could also involve, without limitation, a secured equipment lease financing, a commercial bank line of credit, the sale of equity securities, a subscription rights offering made available to all of the Company’s existing stockholders, or any combination of the foregoing.
About Kona Grill
Kona Grill restaurants serve a diverse selection of mainstream American dishes as well as a variety of appetizers and entrees with an international influence. Each restaurant also features an extensive sushi menu and sushi bar and is open daily for lunch and dinner. For further information, please visit our website at www.konagrill.com